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EXHIBIT 4.2

                           EMPLOYEES' STOCK PURCHASE PLAN
                                    (as amended)

                               ARTICLE 1. DEFINITIONS

     To provide the employees of GateField Corporation (the "Company") and its wholly-owned subsidiaries an opportunity to acquire a proprietary interest in the Company through the purchase of its Common Stock and thus develop a stronger incentive to work for the continued success of the Company, the Company adopts the Employees' Stock Purchase Plan.

     Section 1.01. "PLAN" means the Employees' Stock Purchase Plan, the terms and provisions of which are set forth herein.

     Section 1.02. "COMPANY" means GateField Corporation and its wholly-owned subsidiaries.

     Section 1.03. "SHARES" means the shares of Common Stock of GateField Corporation.

     Section 1.04. "PARTICIPANT" means a Regular Permanent Employee of the Company who is eligible to participate in the Plan and who has elected to participate in the Plan in the manner set forth in the Plan.

     Section 1.05. "CURRENT COMPENSATION" means all regular wage, salary and commission payments paid by the Company to a Participant in accordance with the terms of his employment, but excluding annual bonus payments and all other forms of special compensation.

     Section 1.06. "FISCAL YEAR" means the period from January I to the succeeding December 31.

     Section 1.07. "PERMANENT FULL-TIME EMPLOYEE" of the Company means all employees of the Company (including officers or employees of the Company) except (i) employees customarily employed less than 20 hours weekly, (ii) any employee who has not been an employee of the Company for at least 30 days immediately prior thereto, provided that an approved leave of absence or lay-off shall not be deemed to terminate the employee's continuous employment with the Company and (iii) employees who, immediately after an option is granted, own directly or indirectly within the meaning of Section 423(b)(3) and Section 425(d) of the Internal Revenue Code of 1954, as amended, stock possessing five percent (5%) or more of the total combined voting power or value of all the classes of the shares of the Company or its parent or subsidiary corporations, if any.

     Section 1.08. "STOCK OPTION ACCOUNT" means the individual account established by the Company to which payroll deductions are credited.

     Section 1.09. "COMMITTEE" means the Stock Plan Committee described in
Section 10.01.

     Section 1.10. "PURCHASE PERIOD" means the three-month periods beginning on January 1, April 1, July 1 and October I of each year and which coincide with the Company's quarterly Fiscal Year periods.

            ARTICLE 2.   ELIGIBLE EMPLOYEES AND ELECTION TO PARTICIPATE

     Section 2.01. Each Permanent Full-time Employee of the Company shall be eligible to participate in the Plan commencing with the January 1, April 1, July 1 or October 1 on which, or next following the date on which, he becomes a Permanent Full-time Employee. Subject to the provisions of ARTICLE 6, a Permanent Full-time Employee is defined in SECTION 1.07.

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     Section 2.02. An eligible employee may elect to participate in the Plan by completing an "Election to Participate and Payroll Deduction Authorization" form (which authorizes regular payroll deductions from the employee's Current Compensation beginning with the first payroll period ending on or after the eligibility date determined in accordance with Section
2.01 and continuing until the employee withdraws from the Plan or ceases to be eligible to participate in the Plan).

              ARTICLE 3.   PAYROLL DEDUCTIONS AND STOCK OPTION ACCOUNT

     Section 3.01. A Participant may elect payroll deductions of any multiple of one percent but not less than three percent or more than ten percent of his Current Compensation. A Participant's election hereunder is irrevocable when made; provided, however, that a Participant may at any time increase or decrease the percentage of his payroll deduction within the foregoing limitations by filing a "Notice of Change" form, such change to become effective only upon receipt thereof by the Company and with respect to the first payroll period commencing after the beginning of the next Purchase Period.

     Section 3.02. Payroll deductions shall be credited currently to the Participant's Stock Option Account. A Participant may not make any separate cash payment into his Stock Option Account.

     Section 3.03. No interest will be paid upon payroll deductions or on any amount credited to, or on deposit in, a Participant's Stock Option Account.

                         ARTICLE 4.    GRANTING OF OPTIONS

     Section 4.01. On the first business day of each Purchase Period each Participant shall automatically receive an option to purchase on the last business day of that Purchase Period, that number of whole Shares, not less than ten (10), as could be purchased at a price equal to the price specified in Section 4.02 with the entire credit balance in the Participant's Stock Option Account on the last business day of that Purchase Period (but not to exceed 800 Shares); provided, however, that no option shall be deemed to be granted or received hereunder which would permit a Participant to purchase Shares under this Plan and under all other employee stock purchase plans, if any, of the Company at a rate which exceeds $25,000 in fair market value of shares (determined at the time the option is granted) for each calendar year, as provided in Section 423(b)(8) of the Internal Revenue Code of 1954, as amended.

     Section 4.02. In the event of the exercise of an option under termination of employment of a Participant other than by reason of death, the option price shall be the fair market value of the Shares on the date on which the option is granted. In all other circumstances, the option price shall be the lesser of (i) the fair market value of the Shares on the date on which the option is granted on the first day of the Purchase Period or (ii) the fair market value of the Shares on the last day of the Purchase Period on which the option is exercised by purchase of Shares, in each case rounded up to the next higher full cent. The fair market value on any day shall be the mean between the closing bid and the asked prices, as determined by the Committee after such consultation with such dealers or quotation service as the Committee may determine.

            ARTICLE 5.   EXERCISE OF OPTIONS; TERMINATION OF EMPLOYMENT

     Section 5.01. On the last day of the Purchase Period for which an option is granted pursuant to the Plan or, if sooner, upon termination of employment of the Participant other than by reason of death, such option shall automatically be exercised for the full number of full Shares (not in excess of the number of Shares covered by the option granted to him pursuant to
Section 4.01) purchasable from moneys in the Participant's Stock Option Account unless the Participant withdraws from the Plan prior to such date or such termination of employment, as the case may be. To the extent not exercisable on such date, the option shall terminate. Approved leave of absence or lay-off shall not be deemed a termination of employment for the purposes of the Plan.

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     Section 5.02. Any funds remaining in a Participant's Stock Option
Account after the exercise or termination of an option shall be refunded promptly to the Participant.

                     ARTICLE 6. WITHDRAWAL FROM THE PLAN; DEATH

     Section 6.01. A Participant may, at any time, by written notice to the Company, withdraw from the Plan and cease making any further payroll deductions. In such event, the Company shall refund, within 30 days, the entire balance, if any, in the Participant's Stock Option Account. Once an employee withdraws from the Plan, he shall not be eligible to re-enter the Plan until the next Fiscal Year.

     Section 6.02. Participation in the Plan shall cease upon the date of death of a Participant. In the event of the death of a Participant, the amount credited to the Participant's Stock Option Account shall be refunded within 30 days to his estate; provided that if during his lifetime a Participant has delivered to the Company a notice in writing, upon a form furnished by the Company, to pay such amount in event of his death to a specified person or persons such amount, in event of the Participant's death, shall be refunded to such person or persons whose designation as aforesaid has not been revoked by the Participant during his lifetime.

                            ARTICLE 7.   TRANSFERABILITY

     Section 7.01. Options granted hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the option shall be null and void and without effect. The option may be exercised only by the Participant.

     Section 7.02. The funds accumulated in the Stock Option Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of the funds accumulated in the Stock Option Account shall be null and void and without effect.

                          ARTICLE 8.   SHARE CERTIFICATES

     Section 8.01. As soon as practicable after the exercise of an option, the Company will cause to be delivered to the Participant a certificate representing the Shares purchased upon such exercise.

     Section 8.02. The Company shall not be required to issue or deliver any certificate representing Shares purchased upon the exercise of options prior to registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company will use its best efforts to accomplish such registration, if and to the extent required, not later than a reasonable time following the exercise of the option, and delivery of share certificates may be deferred until such registration is accomplished.

     Section 8.03. An employee shall have no interest in the Shares covered by his option until a share certificate representing the same is issued.

    Section 8.04. The share certificates representing Shares issued under the Plan shall be registered in the name of the Participant or jointly with a right of survivorship in the name of the Participant and another person, as the Participant may direct.

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          ARTICLE 9.   EFFECTIVE DATE AND AMENDMENT OR TERMINATION OF PLAN

     Section 9.01. The Plan shall become effective on May 1, 1987.

     Section 9.02. The Board of Directors of the Company may at any time terminate or amend the Plan except that no amendment shall be made without prior approval of the shareholders which would (i) authorize an increase in the number of shares which may be purchased under the Plan, except as provided in Section 11.01, (ii) permit the issuance of Shares before payment therefore in full, (iii) increase the rate of payroll deductions above 10% of Current Compensation or (iv) reduce the price per share at which the Shares may be purchased.

     Section 9.03. The Plan shall automatically terminate on December 31,
2007.

                        ARTICLE 10.    STOCK PLAN COMMITTEE

     Section 10.01. The Plan shall be administered by a Stock Plan Committee consisting of three employees of the Company, appointed by the Board of Directors of the Company. In administering the Plan, it will be necessary to follow various laws and regulations. It may be necessary from time to time to change or waive requirements of the Plan to conform with the law, to meet special circumstances not anticipated or covered in the Plan, or to carry on successful operations of the Plan. Therefore, the Company reserves the right, exercisable by the Committee or by its Board of Directors, to make variations in the provisions of the Plan for such purposes and to determine any questions which may arise regarding interpretation and application of the provisions of the Plan. The determination of the Committee or of the Board of Directors as to the interpretation and operation of the Plan shall be final and conclusive, provided that any such determination by the Committee shall be subject to review by the Board of Directors.

                  ARTICLE 11.  STOCK DIVIDEND OR RECLASSIFICATION
                              MERGER OR CONSOLIDATION

     Section 11.01. If a record date for a stock dividend or for a reclassification by way of split-up or reduction in the number of Shares shall occur during an option period, appropriate adjustments in the number of shares and option prices shall be made to give effect thereto on an equitable basis. Similarly, on the payment of any stock dividend or reclassification by way of split-up or reduction in the number of shares, the total number of shares authorized by Section 12.01 to be sold under the Plan shall be adjusted accordingly.

     Section 11.02. If the Company is merged into or consolidated with one or more corporations during an option period, appropriate adjustments shall be made to give effect thereto on an equitable basis in terms of issuance of shares consolidated corporation, as the case may be.

                          ARTICLE 12.    SHARES TO BE SOLD

     Section 12.01. The Shares to be issued and sold under the Plan may be treasury shares or unissued shares, or the Company may purchase shares for sale under the Plan. Except as provided in Section 11.01, the aggregate number of Shares to be sold under the Plan shall not exceed 700,000 Shares.

                        ARTICLE 13.    NOTICES; CONSTRUCTION

     Section 13.01. Notices to the Stock Plan Committee shall be addressed as follows:

     Section 13.02. The Company intends that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended, and, therefore, the Plan shall be construed in a manner consistent therewith if so approved. All employees granted options under the Plan shall have the same rights and privileges consistent with the terms of the Plan.